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                                                                    EXHIBIT 23.2

INDEPENDENT AUDITORS' CONSENT


We consent to the use in this Amendment No. 4 to Registration Statement No. 333-35756 of Regeneration Technologies, Inc. on Form S-1 of our report dated March 22, 2000 (April 27, 2000 as to Note 18 and June 16, 2000 as to Note 19) appearing in the Prospectus, which is part of this Registration Statement, and of our report relating to the consolidated financial statement schedule dated March 22, 2000 (April 27, 2000 as to Note 18 and June 16, 2000 as to Note 19), appearing elsewhere in this Registration Statement. We also consent to the reference to us under the headings "Selected Financial Data" and "Experts" in such Prospectus.


/s/ DELOITTE & TOUCHE LLP


Tampa, Florida
July 18, 2000